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EXHIBIT 4.31

NOTARIAL DEED

PURCHASE AND TRANSFER AGREEMENT

between

INFINEON Technologies AG
Munich

represented by its attorney-in-fact Stephan Reiter,

("INFINEON")

and

OSRAM GmbH
Munich

represented by its attorney-in-fact Klaus Hornung,

("OSRAM")

hereby agree as follows:

Preamble

The limited partnership OSRAM Opto Semiconductors GmbH & Co. OHG, with its corporate seat in Regensburg ("OHG"), is registered in the commercial register of the local court of Regensburg under the number HRA 6036. The currently valid partnership agreement is dated December 23, 1998, and was last amended on February 10, 2000.

OSRAM Unternehmensverwaltung GmbH, with its corporate seat in Munich (the "General Partner"), is registered in the commercial register of the local court of Munich under the number HRB 123984. Its currently valid corporate charter is dated December 23, 1998, and was last amended on February 10, 2000.

INFINEON holds EUR 2,239,300 in the partnership capital of the OHG. OSRAM holds EUR 2,330,700 in the partnership capital of the OHG. The capital holdings have been fully paid in by cash or contribution in kind. The General Partner holds no shares in the capital of the OHG.

In addition, INFINEON holds an interest of EUR 17,150 in the EUR 35,000 aggregate nominal capital of the General Partner. OSRAM holds an interest of EUR 17,850 in the nominal capital of the General Partner. The nominal capital of the General Partner consists of cash contributions. The cash contributions have been fully paid in.

§1
Sale and Transfer of the Shares in the OHG

1.
INFINEON hereby sells and transfers to OSRAM its interest in the OHG described in the preamble, with all rights and obligations attaching thereto, with economic and factual effect from August 14, 2001 (the "Effective Date"). From the Effective Date OSRAM is entitled to all profits and losses. OSRAM expressly accepts this transfer.

2.
With effect from the transfer of the shares in the OHG, INFINEON's Capital Accounts Nos. 1 through 3 shall be transferred to OSRAM. Any possible balancing adjustment to the balancing account of INFINEON as of the Effective Date will be paid to INFINEON. Any potential liability in the balancing account of INFINEON as of the Effective Date will be settled by INFINEON.

3.
50% of the net income for the financial year 2000/2001, pro-rata through August 13, 2001, will, in accordance with §17 para. 5 of the partnership agreement, be credited to Capital Account No. 3; the remaining 50% of the net income for the financial year 2000/2001, pro-rata through August 13, 2001, will be credited as follows: 51% to the balancing account of OSRAM, and 49% to the balancing account of INFINEON; such 49% shall be paid out to INFINEON.

4.
The purchase price for the interest to be sold in accordance with §1 para. 1 above shall be EUR 528,463,000 (Euro Five Hundred Twenty Eight Million Four Hundred Sixty Three Thousand).

5.
Any client base of INFINEON in the field of the business of the OHG is transferred to the OHG and is included in the purchase price.

§2
Sale and Transfer of the GmbH Shares of the General Partner

1.
INFINEON hereby sells and transfers to OSRAM its interest in the General Partner described in the preamble, with all rights and obligations, with economic and factual effect from the Effective Date. OSRAM is entitled to all profits and losses arising after the Effective Date. OSRAM expressly accepts the transfer.

2.
The pro-rata portion of the potential net income for the financial year 2000/2001 through August 13, 2001 belongs to INFINEON and OSRAM in proportion to their interest in the General Partner as of August 13, 2001, and will accordingly be paid as dividends in the proportion of 51% to OSRAM and 49% to INFINEON.

3.
The purchase price for the interest transferred in accordance with §2 para. 1 shall be EUR 37,387,000 (Euro Thirty Seven Million Three Hundred Eighty Seven Thousand).

§3
Payment of Purchase Price

The purchase price due in accordance with §1 para. 4 and §2 para. 3 shall be payable as of the Effective Date. The payment shall be made to Account No. 153087200 with Commerzbank Munich (BLZ 700 400 41).

§4
Warranty, Liability

1.
INFINEON hereby warrants that its interest in the OHG described in the preamble and its interest in the General Partner described in the preamble are legally valid; its contributions to the General Partner and payment into the share capital of the OHG have been fully paid or made by contribution in kind; INFINEON may freely dispose of its interests; and such interests are not encumbered by the interests of any third parties.

2.
Further warranties are expressly excluded.

3.
OSRAM undertakes to hold INFINEON harmless from any liabilities of the OHG.

§5

INFINEON consents to the continued use of the business name.

§6

OSRAM and INFINEON shall make arrangements between themselves to each bear half of any potential acquisition taxes incurred by the OHG in connection with the transfer of the interests in the OHG or the GmbH. To the extent that any tax liabilities in accordance with the previous sentence arise from actions or omissions that are in the sole power of one of the parties, such party shall bear such tax liability itself and shall hold the other party, the OHG and the GmbH harmless therefrom. Tax benefits to any of the parties that result from such tax liabilities will be appropriately offset. Corporation tax and solidarity surcharge shall be unlimitedly borne by the party on which they fall.

§7
Arbitration

1.
Any disputes that arise in connection with this Agreement or its validity shall be finally decided in accordance with the rules of arbitration of the German Institute for Arbitration e.V., with exclusion of recourse to the courts of law. The arbitral tribunal may also reach a binding decision as to the validity of this agreement to arbitrate.

2.
The place of arbitration shall be Munich.

§8
Miscellaneous Provisions

1.
Changes and additions to this Agreement must be made in writing, even if no notarial deed is required by law.

2.
If any provision of this Agreement shall be found to be invalid, the validity of the other provisions shall not be thereby affected. The parties are obligated to replace such invalid provision with another provision most closely designed to achieve the same commercial result.

3.
The costs of this document and its execution shall be borne by the parties equally.

4.
The OHG owns no real property.

5.1
INFINEON agrees, for itself and its subsidiaries, to work to ensure that employees of the OHG or its subsidiaries, or of OSRAM or its subsidiaries, shall not actively be solicited, such that they terminate their employment and enter into an employment contract or other service contract with INFINEON or its subsidiaries.

5.2
OSRAM and the OHG, as well as their respective subsidiaries, likewise agree not to solicit any employees of INFINEON.

5.3
The obligations of §8 para. 5.1 and para. 5.2 shall cease upon termination of the non-competition agreement executed in accordance with the charter of the OHG.

6.1
The parties hereby agree that all intellectual property rights indicated on Annex B to the Contribution Agreement of December 23, 1998 between Siemens AG and the OHG are the sole property of the OHG, to the extent that such rights have not in individual cases been re-transferred to Siemens AG or to INFINEON. To the extent that any other allocations of such intellectual property rights to INFINEON or its subsidiaries are effected, INFINEON will, with the co-operation of OSRAM, take all steps necessary to secure the rights of the OHG in such intellectual property rights and to document the same.

6.2
Any further existing intellectual property rights or invention applications worldwide, as well as potential future intellectual property rights and invention applications to the extent the same arise out of research activities funded by the OHG and have been applied for in the name of

  INFINEON or its subsidiaries, shall be treated in the same fashion. The OHG shall have sole interest in such intellectual property rights.

6.3
§8 para. 6.2 shall also apply, mutatis mutandis, to any intellectual property rights that INFINEON claims against the OHG.

§9
Execution

Each party shall receive one original and two certified copies of this document; the General Partner and the OHG, as well as the partners' responsible tax authorities in Munich and Regensburg, shall each receive one certified copy.

Zurich, August 14, 2001

/s/ STEPHAN REITER INFINEON Technologies AG	/s/ KLAUS HORNUNG OSRAM Gesellschaft mit beschränkter Haftung

The foregoing document captures the intent of the parties as explained to me. It has been read aloud to Stephan Reiter and Klaus Hornung as representatives of the two contracting parties, acknowledged by them as correct and as corresponding to the intent of the parties represented by them, and signed.

Zurich, August 14, 2001, 14h20

NOTARIAT HOTTINGEN-ZÜRICH

Hans Rudolf Sulzer, Notary

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NOTARIAL DEED PURCHASE AND TRANSFER AGREEMENT